Exhibit 99.1

FORM OF DREAMS, INC. SUBSCRIPTION AGREEMENT

PLEASE CAREFULLY REVIEW THE INSTRUCTIONS

This Subscription Agreement represents a subscription to acquire the number of shares of common stock of Dreams, Inc. (the “Company”) set forth below at a subscription price of $0.03 per share ($0.06 per two shares) for the total subscription price set forth below. The registered owner named below is entitled to subscribe for two shares of common stock for each share of the Company’s common stock owned on [                    ], 2005 (the “Record Date”), as set forth below, pursuant to subscription rights granted to shareholders upon the terms and conditions set forth in the related prospectus. For each share of common stock subscribed for, the subscription price of $0.03 per share ($0.06 per two shares) must be forwarded to Fidelity Transfer Company, as subscription agent for the Company.

THE SUBSCRIPTION RIGHTS EXPIRE AT 5:00 P.M. MOUNTAIN STANDARD TIME ON [                    ], 2005 (the “Expiration Date”). NO SUBSCRIPTION AGREEMENTS WILL BE ACCEPTED THEREAFTER.

Shareholder Name:

Shareholder Address:

Number of Shares of the Company’s Common Stock Owned by Shareholder on the Record Date:

Number of Shares Subject To Basic Subscription Rights:

Section 1. — SUBSCRIPTION AND SIGNATURE

I hereby irrevocably subscribe for the number of shares of the Company’s Common Stock as indicated below, on the terms specified in the related Prospectus.

a.	Basic Subscription (up to two times the number of shares you owned on the Record Date)	Shares
b.	Over-Subscription:	Shares
c.	Total Subscription (a + b):	Shares
d.	Total Cost (c x $0.03 rounded up to whole cents):	$

Signature of Shareholder:	Telephone Number:	( )

Section 2. — ADDRESS FOR DELIVERY OF STOCK CERTIFICATE IF DIFFERENT FROM ABOVE

INSTRUCTIONS FOR USE OF SUBSCRIPTION AGREEMENT

Each shareholder of the Company has the right to subscribe for two shares of common stock for each full share of the Company’s common stock (the “Rights”) owned of record at the close of business on [            ], 2005 (the “Record Date”). The number of shares of common stock that you are entitled to subscribe for appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by two. The Subscription Price of $0.03 per share ($0.06 per two shares) is needed to subscribe for each share of common stock. You may also subscribe for shares of common stock pursuant to an Over-Subscription Right. To exercise your Rights, you must complete the appropriate sections on the Subscription Agreement. If you wish to exercise your Basic Subscription Right or your Over-Subscription Right, you must do so by no later than 5:00 P.M. Mountain Standard Time on [            ], 2005 (the “Expiration Date”). Rights may be exercised only through Fidelity Transfer Company, the Subscription Agent for the Rights Offering. As described below, Rights are not transferable.

TO EXERCISE YOUR RIGHTS-PLEASE COMPLETE AND RETURN

THE SUBSCRIPTION AGREEMENT TO THE SUBSCRIPTION AGENT

1.	Complete “SECTION 1-SUBSCRIPTION AND SIGNATURE.”

a.	Basic Subscription Right. Enter the number of shares you intend to purchase under your Basic Subscription Rights. The maximum number of shares you may purchase pursuant to your Basic Subscription Right [appears on the front of the Subscription Agreement or] can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by two.

b.	Over-Subscription Right. Enter the number of shares you desire to purchase under your Over-Subscription Right. The Over-Subscription Right is available only if you exercise in full your Basic Subscription Right. In the event that, as a result of the exercise of the Basic and Over-Subscription Rights by the Company’s shareholders, the Rights Offering is over-subscribed, the Company will allocate the available shares among shareholders who over-subscribed pro rata based on the total number of shares purchased by such over subscribing shareholders through the exercise of their Basic Subscription Rights. If a shareholder requests and pays for more shares than are allocated to such shareholder, the Company will refund that overpayment, without interest, as soon as practicable, as more fully described in the Prospectus.

When you send in your Subscription Agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Right). The Company has the discretion to issue less than the total number of shares that may be available for Over-Subscription requests in order to comply with state securities laws.

c.	Total Subscription. Enter the total number of shares you want to purchase in the offering. This number is the sum of the number of shares you are purchasing on Basic Subscription Right plus the number of shares you desire to purchase pursuant to your Over-Subscription Right.

d.	Total Cost. Enter the total cost of your subscription. Your total cost is the dollar number obtained when you multiply the number of shares shown under Total Subscription by $0.03, the Subscription Price per share and rounding up to the nearest whole cent.

2.	Sign the Subscription Agreement in the space provided at the bottom of Section 1. Include your daytime telephone number in the space provided.

3.	Enclose the executed Subscription Agreement, together with a certified check, bank draft (cashier’s check) drawn on a U.S. bank, or money order made payable to “Fidelity Transfer Company as agent for Dreams, Inc.” in the amount of the Total Cost (Item d. of Section 1) in the envelope provided. If you use your own envelope, address it to Fidelity Transfer Company, 1800 S. West Temple, Suite 301, Salt Lake City, UT 84115. You may also personally deliver your Subscription Agreement and payment to the Subscription Agent at such address.

PLEASE DO NOT SEND SUBSCRIPTION AGREEMENTS OR PAYMENTS TO THE COMPANY. The Company will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Agreement and payment of the full subscription amount.

4.	Mail or deliver your executed Subscription Agreement and payment for the Total Cost on a timely basis so that it is received by the Subscription Agent no later than 5:00 P.M. Mountain Standard Time on the Expiration Date. If the Subscription Agent has not received your Subscription Agreement and payment for the Total Cost by 5:00 p.m. Mountain Standard Time on the Expiration Date, you will not be entitled to purchase shares pursuant to the Rights. Accordingly, if you are sending your executed Subscription Agreement and payment by mail, please allow sufficient time for them to be received by the Subscription Agent prior to 5:00 p.m. Mountain Standard Time on the Expiration Date.

No Minimum; Any or All Offering

There is no minimum number of shares which must be subscribed for in order for this offering to be completed. This means that the Company may accept any subscription received even if all [123,360,008] shares of common stock offered are not subscribed for in the Rights Offering.

No Recommendation

The Company is not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests and after considering all of the information in the Prospectus, including the risk factors.

Conditions to the Offering

The offering is conditioned upon the approval of the Company’s reincorporation by its shareholders at its 2005 Annual Meeting of Shareholders, as more fully described in the Prospectus.

Cancellation Right

The Board of Directors of the Company may cancel the Rights Offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If the Company cancels the Rights Offering, any funds you paid will be refunded to you, without interest.

Non-transferability of Subscription Rights

Your rights may only be transferred by operation of law or through involuntary transfers. Otherwise, both the Basic Subscription Rights and Over-Subscription Rights are non-transferable and non-assignable.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the Subscription Agreement and submit it to us with the proper payment.

If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this Rights Offering. If you wish to purchase shares through this Rights Offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of common stock being subscribed for in your Subscription Agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment received from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your Subscription Agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1)	to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your Basic Subscription Right;

(2)	to subscribe for shares of common stock until your Basic Subscription Right has been fully exercised;

(3)	to subscribe for additional shares of common stock pursuant to the Over-Subscription Right (subject to any applicable proration).

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

The Company will not issue shares of common stock in the Rights Offering to residents in states whose securities laws prohibits such sales to those who do not meet any suitability requirements described in the Prospectus. State securities laws require an offering to be registered or exempt in each state where the offering is made. The Company believes it has complied with the registration or exemption requirements in all states where it knows shareholders reside. If you are resident in another jurisdiction, the Company will not be required to issue common stock to you pursuant to the Rights Offering if it is advised by counsel that the cost of compliance with the local securities laws will substantially exceed your subscription amount.

The Company’s Decision Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription right will be determined by the Company and its determinations will be final and binding. In its sole discretion, the Company may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. The Company will not be under any duty to notify you of any defect or irregularity in connection with the submission of a Subscription Agreement or incur any liability for failure to give such notification.

No Revocation

Except as described below, after you have exercised your Basic Subscription Right and, if applicable, your Over-Subscription Right and delivered the appropriate payment, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. However, your exercise of subscription rights may be revoked if the Company extends the Expiration Date of the Rights Offering for more than thirty days or there is a material change in the terms of the Rights Offering. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of the Company’s common stock.

Fees and Expenses

You are responsible for paying commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. The Company will not pay these expenses.

Rejection Right

The Company reserves the right to reject any Subscription Agreement and payment not properly submitted. The Company has no duty to give notification of defects in any Subscription Agreement or payment and will have no liability for failure to give such notification. The Company will return any Subscription Agreement or payment not properly submitted.

SHAREHOLDERS SHOULD CAREFULLY REVIEW THE RELATED PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE RIGHTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT.

Governing Law. This Subscription Agreement is governed by the laws of the State of Florida.